Exhibit 99.1

Patterson Companies Reports Fourth Quarter Operating Results

St. Paul, MN—May 21, 2009—Patterson Companies, Inc. (Nasdaq: PDCO) today reported consolidated sales of $779,884,000 for the fourth quarter of fiscal 2009 ended April 25, virtually unchanged from $778,388,000 in the year-earlier quarter. The positive impact of acquisitions was largely offset by weaker than forecasted sales brought on by the recession and the effect of a stronger U.S. dollar on foreign operations. Net income of $53,961,000 or $0.46 per diluted share was down from $63,209,000 or $0.51 per diluted share in the fourth quarter of 2008.

The weak economy affected each of Patterson’s three businesses in the fourth quarter, particularly in the area of equipment sales. This impact was particularly evident on sales of basic dental equipment, although dental practitioners continued investing at solidly higher levels in new technology products, including CEREC® dental restorative products and digital radiography systems. Patterson’s fourth quarter earnings also were affected by a shift in its sales mix due to the October 2008 acquisition of Columbus Serum Company by the Webster Veterinary unit. As a result, veterinary products, which have a lower operating margin than revenues generated by Patterson’s other businesses, accounted for a higher proportion of consolidated revenues.

Full-year fiscal 2009 consolidated sales totaled $3,094,227,000, up 3% from $2,998,729,000 in fiscal 2008. Net income for the year came to $199,635,000 or $1.69 per diluted share, compared to $224,858,000 or $1.69 per diluted share in fiscal 2008.

Sales of Patterson Dental Supply, Patterson’s largest business, were $533,547,000 in the fourth quarter, down 5% from $562,112,000 in the year-earlier period.

•	Sales of consumable dental supplies and printed office products were down 2% from last year’s fourth quarter or 3% after the impact of foreign currency, net of acquisitions.

•	Sales of dental equipment and software declined 10% from the year-earlier level.

•	Sales of other services and products, consisting primarily of technical service parts and labor, software support services and artificial teeth, rose 4% from last year’s fourth quarter.

Sales of the Webster Veterinary unit increased 33% in the fourth quarter of fiscal 2009 to $158,514,000, due primarily to the Columbus Serum acquisition. Sales of Patterson Medical, Patterson’s rehabilitation supply and equipment unit, declined 9% to $87,823,000, due principally to the strengthening of the U.S. dollar and the impact of the economy on sales of rehabilitation equipment.

James W. Wiltz, president and chief executive officer, commented: “Our fourth quarter operating results were below our expectations as we experienced reduced customer demand for the capital equipment offerings at each of our three businesses. In addition, sales of consumable dental supplies continued to be affected by the economy-related trend of patients deferring higher-level and discretionary services. Partly offsetting the lower sales of basic dental equipment was the strong sales growth of new technology products, with sales of CEREC systems up 7% and sales of digital X-ray systems up 25%. We believe the recession is causing many dental practitioners to limit their investments to equipment with rapid rates of return. New technology products, in comparison to such basic dental equipment as chairs and lights, meet this return on investment requirement. We also believe CEREC sales are benefiting from the January 2009 introduction of a new digital imaging acquisition unit that provides significantly greater ease of use and precision, in addition to scaleable pricing. We believe these advancements have placed the CEREC system at the forefront of CAD/CAM dental technology.”

He added: “We are operating in an extremely challenging environment, but Patterson’s future remains secure. The long-term fundamentals of the dental, veterinary and rehabilitation markets are strongly favorable. We are continuing to generate sizeable cash flows from our operations, providing us with ample resources for supporting our various growth initiatives. And, each of our businesses holds a strong competitive position in its served market. Given all of these factors, we are optimistic about Patterson’s long-term prospects.”

Wiltz continued: “We believe that weakness in the general economy will continue to affect our performance for at least several more quarters. Reflecting this belief, we are forecasting earnings of $1.70 to $1.80 per diluted share for fiscal 2010.”

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Webster Veterinary is the nation’s second largest distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The Company cautions shareholders and prospective investors that the following factors, among others, may cause actual results to differ materially from those indicated by the forward-looking statements: competition within the dental, veterinary, and rehabilitative and assistive living supply industries; changes in the economics of dentistry, including reduced growth in expenditures by private dental insurance plans, the effects of economic conditions and the effects of healthcare reform, which may affect future per capita expenditures for dental services and the ability and willingness of dentists to invest in high-technology products; the effects of healthcare related legislation and regulation which may affect expenditures or reimbursements for rehabilitative and assistive products; changes in the economics of the veterinary supply market, including reduced growth in per capita expenditures for veterinary services and reduced growth in the number of households owning pets; the ability of the Company to maintain satisfactory relationships with its sales force; unexpected loss of key senior management personnel; unforeseen operating risks; risks associated with the dependence on manufacturers of the Company’s products; and the ability of the Company to successfully integrate the recent acquisitions into its existing business. Forward-looking statements are qualified in their entirety by the cautionary language set forth in the Company’s filings with the Securities and Exchange Commission.

For additional information contact:

R. Stephen Armstrong	Richard G. Cinquina
Executive Vice President & CFO	Equity Market Partners
651/686-1600	904/415-1415

Fourth Quarter Conference Call and Replay

Patterson’s fourth quarter earnings conference call will start at 10:00 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. Listeners should go to this website at least 15 minutes prior to the call to download and install any necessary audio software. The conference call will be archived on Patterson’s web site. A replay of the fourth quarter conference call can be heard through May 28, 2009 by dialing 1-303-590-3000 and providing the 4077393 Conference ID.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	April 25, 2009	April 26, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$158,065	$308,164
Receivables, net	476,156	364,050
Inventory	269,934	281,238
Prepaid expenses and other current assets	33,440	31,589

Total current assets	937,595	985,041

Property and equipment, net	166,500	148,932
Goodwill and other intangible assets	968,036	881,750
Other	57,193	60,650

Total Assets	$2,129,324	$2,076,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$180,933	$194,405
Other accrued liabilities	131,367	141,652
Current maturities of long-term debt	22,000	130,010

Total current liabilities	334,300	466,067

Long-term debt	525,000	525,024
Other non-current liabilities	83,704	80,495

Total liabilities	943,004	1,071,586

Stockholders’ equity	1,186,320	1,004,787

Total Liabilities and Stockholders’ Equity	$2,129,324	$2,076,373

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for earnings per share)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 25, 2009	April 26, 2008	April 25, 2009	April 26, 2008
Net sales	$779,884	$778,388	$3,094,227	$2,998,729

Gross profit	269,110	273,154	1,043,524	1,031,725

Operating expenses	176,622	171,885	697,298	672,522

Operating income	92,488	101,269	346,226	359,203

Other expense, net	(6,404)	(3,537)	(26,575)	(1,775)

Income before taxes	86,084	97,732	319,651	357,428

Income taxes	32,123	34,523	120,016	132,570

Net income	$53,961	$63,209	$199,635	$224,858

Earnings per share:
Basic	$0.46	$0.52	$1.70	$1.70
Diluted	$0.46	$0.51	$1.69	$1.69

Shares:
Basic	117,930	122,571	117,716	132,078
Diluted	118,247	123,035	118,355	132,910

Gross margin	34.5%	35.1%	33.7%	34.4%

Operating expenses as a % of net sales	22.6%	22.1%	22.5%	22.4%

Operating income as a % of net sales	11.9%	13.0%	11.2%	12.0%

Effective tax rate	37.3%	35.3%	37.5%	37.1%

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PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	April 25, 2009	April 26, 2008	April 25, 2009	April 26, 2008
Consolidated Net Sales
Consumable and printed products	$518,762	$494,418	$1,986,872	$1,889,515
Equipment and software	198,302	223,880	851,944	865,053
Other	62,820	60,090	255,411	244,161

Total	$779,884	$778,388	$3,094,227	$2,998,729

Dental Supply
Consumable and printed products	$307,212	$318,013	$1,217,193	$1,218,188
Equipment and software	171,154	191,047	731,389	744,333
Other	55,181	53,052	225,827	218,765

Total	$533,547	$562,112	$2,174,409	$2,181,286

Rehabilitation Supply
Consumable and printed products	$60,345	$65,194	$254,270	$259,793
Equipment and software	22,108	26,312	93,236	92,686
Other	5,370	5,301	21,663	18,537

Total	$87,823	$96,807	$369,169	$371,016

Veterinary Supply
Consumable and printed products	$151,205	$111,211	$515,409	$411,534
Equipment and software	5,040	6,521	27,319	28,034
Other	2,269	1,737	7,921	6,859

Total	$158,514	$119,469	$550,649	$446,427

Other (Expense) Income, net
Interest income	$583	$1,860	$5,423	$9,731
Interest expense	(6,914)	(5,313)	(30,149)	(12,792)
Other	(73)	(84)	(1,849)	1,286

	$(6,404)	$(3,537)	$(26,575)	$(1,775)

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PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended
	April 25, 2009	April 26, 2008
Operating activities:
Net income	$199,635	$224,858
Depreciation & amortization	30,346	26,280
Share-based compensation	7,730	7,723
Change in assets and liabilities, net of acquired	(113,706)	6,518

Net cash provided by operating activities	124,005	265,379

Investing activities:
Additions to property and equipment, net of disposals	(32,318)	(35,991)
Acquisitions	(124,776)	(22,694)

Net cash used in investing activities	(157,094)	(58,685)

Net cash used by financing activities	(93,643)	(147,245)
Effect of exchange rate changes on cash	(23,367)	6,924

Net (decrease) increase in cash and cash equivalents	$(150,099)	$66,373